Exhibit 4.15

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement, dated as of November , 2006, among SALLY HOLDINGS LLC, a Delaware limited liability company, (the “Parent Borrower”), BEAUTY SYSTEMS GROUP LLC, a Delaware limited liability company, and SALLY BEAUTY SUPPLY LLC, a Delaware limited liability company, (together with BEAUTY SYSTEMS GROUP LLC and their respective successors and assigns the “Subsidiary Borrowers”), the Canadian Borrowers (as defined in the Credit Agreement) (the Canadian Borrowers together with the Parent Borrower and Subsidiary Borrowers, the “Borrowers”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), MERRILL LYNCH CAPITAL, a division of’ Merrill Lynch Business Financial Services Inc., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders. MERRILL LYNCH CAPITAL CANADA INC., as Canadian agent and Canadian collateral agent for the Lenders. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

MERRILL LYNCH CAPITAL CANADA INC. (the “Assignor”) and GE CANADA FINANCE HOLDING COMPANY (the “Assignee”) agree as follows:

1.                                             The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), an interest (the “Assigned Interest”) as set forth in Schedule 1 in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents with respect to those credit facilities provided for in the Credit Agreement as are set forth on Schedule l (individually, an “Assigned Facility” collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule I.

2.                                             The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers, any of its Subsidiaries or any other obligor or the performance or observance by the Borrowers, any of their Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Note(s) if any held by it evidencing the Assigned Facilities.

3.                                       The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in subsection 5.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent and/or the Canadian Agent by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Assignee as a Lender contained in subsection 10.5 of the Credit Agreement and confirms that it meets the requirements set forth in subsection 11.6(b)(ii)(D) of the Credit Agreement; and (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to subsection 11.16 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to subsection 4.11(b) of the Credit Agreement.

4.                                            The effective date of this Assignment and Acceptance shall be February       , 2008 (the “Transfer Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to subsection 11.6 of the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5.                                       Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent and/or the Canadian Agent, as applicable, shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent and/or the Canadian Agent, as applicable, for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

6.                                       From and after the Transfer Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement, but shall nevertheless continue to be entitled to the benefits of subsections 4.10, 4.11 , 4.12 and 11.5 thereof.

7.                                       Notwithstanding any other provision hereof, if the consents of the Parent Borrower and the Administrative Agent hereto are required under subsection 11.6 of the Credit Agreement, this Assignment and Acceptance shall not be effective unless such consents shall have been obtained.

8.                                       This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule I hereto.

SCHEDULE I to the
Assignment and Acceptance

Re: Credit Agreement, dated as of November 2006, among SALLY HOLDINGS LLC, a Delaware limited liability company, BEAUTY SYSTEMS GROUP LLC, a Delaware limited liability company, and SALLY BEAUTY SUPPLY LLC, a Delaware limited liability company, the Canadian Borrowers (as defined in the Credit Agreement), the several banks and other financial institutions from time to time parties thereto, MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as administrative agent and collateral agent for the Lenders. MERRILL LYNCH CAPITAL CANADA. INC., as Canadian agent and Canadian collateral agent for the Lenders.

Name of Assignor:   Merrill Lynch Capital Canada Inc.

Name of Assignee:   GE Canada Finance Holding Company

Transfer Effective Date of Assignment:   February 4, 2008

	Aggregate Amount of	Amount of
	Commitment/Loans	Commitment/Loans
Credit Facility	under Canadian	under Canadian
Assumed	Facility for all Lenders	Facility Assigned
Canadian Facility	$35,000,000.00	$9,800,000.00

ASSIGNOR: /s/ Jacquie Alexander		ASSIGNEE: /s/ Richard Zeni

MERRILL LYNCH CAPITAL		GE CANADA FINANCE
CANADA INC.		HOLDING COMPANY

By:	/s/ Jacquie Alexander	By:	/s/ Richard Zeni
Name:	Jacquie Alexander	Name:	Richard Zeni
Title:	Authorized Signatory	Title:	Duly Authorized Signatory

Consented to:

MERRILL LYNCH CAPITAL, a division of

Merrill Lynch Business Financial Services Inc.,

as Administrative Agent

By:	/s/ Jennifer Kloud
Name:	Jennifer Kloud
Title:	Director

Consented to:

SALLY HOLDINGS LLC

By:	/s/ David L. Rea
Name:	David L. Rea
Title:	Senior VP/CFO